EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT ("Agreement"), is made as of this 12th day of February, 1998, effective as of October 13, 1997 (the "Effective Date") by and between THE PROFIT RECOVERY GROUP INTERNATIONAL I, INC., a Georgia corporation (the "Company") and ROBERT G. KRAMER, a resident of the State of Florida (the "Employee").

                              W I T N E S S E T H:

     WHEREAS, the Company desires to retain Employee to provide services to the Company and its Affiliates (as defined in Section 23 below), and Employee desires to provide his services to the Company pursuant to the terms and conditions that follow;

     NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

      1. Employment. Employee shall serve as Executive Vice President and Chief Information Officer of the Company. Employee agrees to apply Employee's full time and efforts to the position and to perform Employee's work at all times to the best of Employee's ability and at the direction of the Vice-Chairman of the Company. Employee will render to the Company, at regular intervals set by the Company, reports and accounting of the status and progress of any work Employee is performing.

      2. Term. The initial term of this Agreement shall commence on October 13, 1997, and shall continue until December 31, 1997 unless sooner terminated as hereinafter provided. Unless otherwise terminated pursuant to Section 14 hereof, this Agreement shall automatically renew on a year-to-year basis at the end of the initial term and each subsequent renewal term unless either party gives written notice of non-renewal to the other on or before September 30 of any calendar year for the immediately succeeding calendar year. The initial term of this Agreement and any subsequent one-year renewal period shall be deemed a "Term Year."

      3. Scope of the Company's and Employee's Activities. Employee acknowledges and agrees that the Company and its Affiliates conduct the following business in the following areas and that Employee has been assigned to perform Employee's duties in accordance therewith:

      (a) Scope of the Company's Business. The Company and its Affiliates are engaged in the business of auditing accounts payable, paid bill files, promotional and demonstrator agreements, personal property, real estate, sales and use tax and other taxes, common area maintenance charges, telephone and other utilities, sales promotion, advertising and cosmetic wage/commission agreements, freight and shipping invoices, capital expenditures and other transactions of the Company's and its Affiliates' clients ("Clients"), in order to identify and document for subsequent charge back or credit over-payments and/or under deductions

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(collectively,  the "Audit  Activities"),  and rendering  management  counseling services associated with the Audit Activities (collectively, the "Business of the Company").

      (b) Location of the Company's Business. The Company and its Affiliates actively conduct business with their Clients throughout the United States and in other countries throughout the world, including without limitation, countries in Europe, Latin America, Asia and the Pacific. Employee shall provide substantially all of his services on behalf of the Company at the Company's principal office located at 2300 Windy Ridge Parkway, Suite 100 North, Atlanta, Cobb County, Georgia 30339-8426.

      4. Compensation. For services rendered by Employee under this Agreement during the term hereof, Employee shall be entitled to receive the compensation and benefits set forth in Sections 10, 11 and 12 hereof and in that certain Compensation Agreement by and between Employee and the Company of even date herewith (the "Compensation Agreement").

      5. Stock Options. Employee and The Profit Recovery Group International, Inc., a Georgia corporation ("PRGX") are party to one or more separate stock option agreements in accordance with which Employee has been granted non-qualified options to purchase shares of PRGX Common Stock under the 1996 Stock Option Plan (the "Plan").

      6. Specific Acknowledgments. Employee acknowledges that the Company and its Affiliates have expended and will continue to expend substantial time, money, effort and other resources to develop its goodwill, clients, business sources and relationships, the Company and its Affiliates have a legitimate business interest in protecting same, in connection with Employee's employment by the Company as herein provided, the Company and its Affiliates will introduce Employee to their Clients, business sources and relationships and will expend considerable time, effort and capital to train Employee in the Business of the Company, the knowledge and experience that Employee will acquire while an employee of the Company and Employee's services to be rendered to the Company and its Affiliates are of special, unique and extraordinary character, by virtue of Employee's employment with the Company, Employee will be in a position of substantial responsibility and authority and will have frequent and substantial contact with certain of the Company's and the Affiliates' Clients and business sources and relationships, in Employee's capacity, Employee will be privy to certain confidential information, Company secrets and proprietary information not generally known or available to the Company's or its Affiliates competitors or the general public, the nature and periods of the restrictions imposed by the covenants contained in this Section 6 are fair, reasonable, and necessary to protect and preserve for the Company and its Affiliates the benefits of Employee's employment hereunder and such restrictions will not prevent Employee from earning a livelihood, and (viii) the Company and its Affiliates would sustain great and irreparable loss and damage if Employee were in any manner to breach any of such covenants.

      (a) Agreement Not to Compete - Competing Businesses. While employed by the Company or its Affiliates and for eighteen (18) months after termination of all such employment, without the prior written consent of the Company signed by the President of the Company, Employee will not directly or indirectly provide or perform Services in the Territory

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(as such capitalized  terms are defined in subsection "f" below),  whether as an
employee,   officer,  director,   shareholder,   partner,   proprietor,   agent,
consultant, independent contractor, lender or otherwise, for any business which is in competition with the Business of the Company (as defined in subsection 3(a) above).

      (b) Agreement Not to Solicit Clients. While employed by the Company or its Affiliates and for eighteen (18) months after termination of all such employment, without the prior written consent of the Company signed by the President of the Company, Employee will not directly or indirectly solicit or call upon any Client or prospective Client (or any employee or independent contractor of any Client or prospective Client) of the Company or any of its Affiliates for purposes of selling or providing any product, equipment or service, competitive or potentially competitive with any product, equipment or service sold, leased, offered for sale or lease or under development by, the Company or any of its Affiliates during the twenty-four (24) month period immediately preceding termination of all of Employee's employment with the Company and its Affiliates, provided that the restrictions set forth in this
Section 6(b) shall apply only to Clients or prospective Clients with whom Employee had Material Contact (as defined below) during such twenty-four (24) month period (or such shorter period if Employee is employed by the Company and its Affiliates for less than twenty-four (24) months).

      (c) Agreement Not to Solicit Employees or Contractors. While employed by the Company or its Affiliates and for eighteen (18) months after termination of all such employment, without the prior written consent of the Company signed by the President of the Company, Employee will not directly or indirectly

          (1) solicit, entice, persuade or induce, or attempt to solicit, entice, persuade or induce any person who is employed by, or performing services as an independent contractor or as an employee of an independent contractor for, the Company or any of its Affiliates, either to terminate such person's employment with the Company or its Affiliates, or to cease performing such services for the Company or any of its Affiliates or

          (2) authorize any person to engage in or assist any person in any of the activities described in clause (1) of this subsection.

      (b) Proprietary Information. All Proprietary Information (as defined below) and all physical embodiments thereof received or developed by Employee or disclosed to Employee while employed by the Company is confidential to and is and will remain the sole and exclusive property of the Company. While Employee is in the Company's employ and for a period ending five (5) years after the date of Employee's termination of employment with the Company for any reason, Employee will hold such Proprietary Information in trust and in the strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Proprietary Information or any physical embodiments thereof except to the extent necessary to perform the duties assigned to Employee by the Company. In no event shall Employee take any action causing or fail to take the action necessary in order to prevent any Proprietary Information disclosed to or developed by Employee to lose its character or cease to qualify as Proprietary Information.

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Notwithstanding  anything  contained  herein to the contrary,  this Section 6(d)
shall not limit in any manner the protection of the Company's trade secrets otherwise afforded by law. Upon request by the Company, and in any event upon termination of Employee's employment with the Company for any reason, Employee will promptly deliver to the Company all property belonging to the Company, including without limitation all Proprietary Information (and all physical embodiments thereof) then in Employee's custody, control, or possession.

      (e)  Contracts  or Other  Agreements  with Former  Employer  or  Business.
Employee agrees that Employee has provided to the Company, prior to the execution of this Agreement, a copy of the pertinent portions of any employment agreement or similar document executed by Employee with a former employer or any other business. Employee warrants and represents that the execution and delivery of this Agreement by Employee and the performance of the obligations, covenants and agreements contained herein, do not and will not conflict with or result in any breach or violation of any of the terms and provisions of any agreement, judgment, order, statute or other instrument or restriction of any kind with respect to which Employee is bound, and Employee is not subject to any restrictive covenant agreement, covenant not to compete, nonsolicitation agreement or other agreement that would prohibit Employee from fully carrying out Employee's duties hereunder.

     (f) Definitions.

     - "Material Contact" means contact between Employee and each Client or prospective Client (A) with whom the Employee dealt; (B) whose dealings with the Company were coordinated or supervised by Employee; (C) about whom Employee obtained Proprietary Information in the ordinary course of business as a result of Employee's association with the Company; or (D) who receives services provided by the Company, the sale or provision of which results or resulted in compensation, commissions or earnings for Employee, in each of cases (A) through
(D) within two years prior to the date of Employee's termination.

     - "person" means and includes any individual, partnership, association, corporation, limited liability company, trust, unincorporated organization, or any other business entity or enterprise.

     - "Proprietary Information" means information (in any form or media) including but not limited to technical and nontechnical data, lists, training manuals, training systems, computer based training modules, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes and plans regarding the Company's or its Affiliates' Clients, prospective Clients, methods of operation, billing rates, billing procedures, suppliers, business methods, finances, management, or any other business information relating to the Company or its Affiliates (whether constituting a trade secret or proprietary or otherwise) which has value to the Company or its Affiliates and is treated by the Company or its Affiliates as being confidential; provided, however, that Proprietary Information shall not include any information that has been voluntarily disclosed to the public by the Company or its Affiliates (except where such public disclosure has been made by Employee without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain

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through lawful means.  Proprietary  Information also includes  information which has been  disclosed to the Company or its  Affiliates by a third party and which
the  Company  or  its  Affiliates  are  obligated  to  treat  as   confidential.
Proprietary Information may or may not be marked by the Company or its Affiliates as "proprietary" or "secret" or with other words or markings of similar meaning, and the failure of the Company to make such notations upon the physical embodiments of any Proprietary Information shall not affect the status of such information as Proprietary Information.

     - "prospective Client" means any person to whom the Company has sent or delivered a written sales or servicing proposal or contract in connection with the Business of the Company.

     - "Services" means directing, implementing, managing, coordinating, and supervising all information services relating to the Company and its Affiliates and any other services substantially similar to those services provided by Employee to the Company at any time during the twenty-four (24) month period immediately preceding Employee's termination of employment with the Company (or such shorter period if Employee is employed by the Company for less than twenty-four (24) months).

     - "Territory" means that geographical area represented by a circle having a radius of thirty (30) miles from the centerline of Windy Hill Road and Powers Ferry Road in Cobb County, Georgia, the closest major intersection to the Company's offices located at 2300 Windy Ridge Parkway, Atlanta, Georgia 30339.

     - Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Compensation Agreement.

      (g) Consideration to the Company. The Company acknowledges and agrees that its agreements, including, without limitation, its agreement to disclose confidential information to Employee, are made in consideration of the services to be provided by Employee, Employee's agreement to refrain from competing with the Company for eighteen (18) months following the termination of Employee's employment hereunder, Employee's agreement to refrain from disclosing confidential information, and the other mutual covenants and agreements set out in this Agreement.

      7. Ownership by Company. All software, computer diskettes, CDs, DVDs, video tapes, literature, training manuals, training systems, computer based training modules, Client documents, cassettes, photographs, prints, slides, records, notes, files, memoranda, reports, audit reports, price lists, client lists, documents, and all copies thereof, equipment, and apparatus and like items relating to the business of the Company, Proprietary Information or trade secrets which shall be prepared by Employee or which shall be disclosed to or which shall come into Employee's possession, shall be and remain the sole and exclusive property of the Company. Employee agrees that, upon the termination of employment with the Company for any reason whatsoever, or at any other time upon request, Employee will promptly deliver to the Company the originals and all

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copies of any of the  foregoing  that are in Employee's  possession,  custody or control, and any other property belonging to the Company.

      8. Inventions. Employee agrees that, during the term of this Agreement, Employee has a continuing duty to disclose to the Company any invention, improvement, discovery, process, formula, code, program, system or method (collectively, "Inventions") developed or being developed by Employee any time during the term of Employee's employment, either solely by Employee or jointly with others, whether or not such Inventions are assignable to the Company as set forth below. Any Invention which Employee has conceived or made or may conceive or make at any time while employed by the Company, either solely by Employee or jointly with others, which relate in any way to the actual Business of the Company, or which relate in any way to the actual or anticipated research or development of the Company, or which are suggested by or result from any task assigned to Employee on behalf of the Company, shall be the sole and exclusive property of the Company, and Employee hereby assigns to the Company any right, title or interest Employee may have to such Invention. Furthermore, any such Invention shall constitute Proprietary Information as set forth above. At the request and expense of the Company, Employee will execute and deliver all documents and will do such other acts as may be in the Company's opinion necessary or desirable to secure to the Company or its nominee all right, title and interest in and to any such Invention.

      9. Copyrights. Employee understands that any original works of authorship fixed in tangible form, including, without limitation, computer software and manuals, advertising material, and training material, prepared by Employee, either solely or jointly with others, within the scope of Employee's employment by the Company, constitute works made for hire as provided by law, so that such works are owned by the Company. If, for any reason, a work of authorship by Employee created during the term of Employee's employment by the Company and related to the Business of the Company is considered other than a work for hire, then Employee hereby assigns all Employee's right, title and interest in copyrights to such works of authorship to the Company.

     10. Insurance and Benefits.

      (a) Employee shall be provided a one-time relocation allowance of Sixty Thousand and No/100 ($60,000.00) Dollars; provided, however, that if Employee's employment is terminated prior to October 12, 1998 as a result of Employee's resignation or termination by the Company for cause, Employee shall promptly reimburse the Company an amount equal to One Hundred Sixty-Four and 38/100 ($164.38) Dollars multiplied by the number of days remaining between the effective date of Employee's termination of employment and October 12, 1998.

      (b) Subject to Employee being insurable at standard rates as of the commencement of employment (or when coverage is applied for, as applicable) and to the availability of such coverage from the Company's customary insurance providers, the Company shall obtain on Employee's behalf life, disability, hospitalization and medical insurance coverage in accordance with the Company's standard group coverage.


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      (c) For each full month of each Term Year,  Employee  shall be provided an automobile  allowance  equal to  one-twelfth  (1/12) of  Fourteen  Thousand  Six
Hundred and No/100 ($14,600.00) Dollars, payable in accordance with the Company's customary procedures, which amount shall be reviewed annually and may be modified in writing prior to the commencement of any Term Year.

      (d) Upon satisfaction of any applicable eligibility requirements, Employee shall be entitled to participate in any 401(k) plan of the Company generally available to other employees of the Company, except as may be limited by applicable law or regulation.

      (e) The Company shall pay Employee's reasonable travel and business expenses, subject to Employee's submission of receipts therefor in accordance with the Company's normal practices and procedures.

      (f) Any amounts the Company pays for insurance coverage or fringe benefits that are supplemental or in addition to the Company's standard insurance coverage or benefits shall be compensation in addition to Base Salary (but not included within the definition of Base Salary) and shall be reflected on Employee's W-2.

     11. Payment of Compensation Upon Termination.

     In addition to any deferred compensation to which Employee might be entitled pursuant to Section 12 hereof, Employee shall receive the following compensation upon the termination of Employee's employment hereunder:

      (a) In the event Employee's employment hereunder is terminated for cause or if Employee voluntarily resigns other than due to Retirement (as defined in Section 12(b)(ii) hereof), Employee shall be entitled to receive Employee's Base Salary prorated through the date of termination, payable in accordance with the Company's normal payroll procedure, and Employee shall not be entitled to receive any Bonus or any other amount in respect of the Term Year in which termination occurs or in respect of any subsequent years.

      (b) In the event Employee's employment hereunder is terminated by the Company without cause, Employee shall be entitled to receive Base Salary and Bonus for the Term Year in which such termination occurs prorated through the date of such termination, plus a severance payment equal to six (6) months of Adjusted Base Salary at the rate then in effect, and the Company shall pay the continuation premiums for Employee's health and medical insurance coverage for the three (3) month period following termination of Employee's employment. Except as provided in the immediately preceding sentence, Employee shall not be entitled to receive any other amount in respect of the Term Year in which termination occurs or in respect of any subsequent years. The prorated Base Salary shall be payable in accordance with the Company's normal payroll procedure and the prorated Bonus shall be payable in a lump sum within ninety
(90) days after the end of the Term Year to which it relates, and the severance payment shall be payable in six (6) equal monthly installments commencing on the last day of the first month following termination. If the Company gives Employee notice of non-renewal pursuant to Section

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2 of this  Agreement,  it shall be  deemed  to be a  termination  of  Employee's employment without cause and Employee shall be entitled to compensation pursuant to this Section 11(b).

      (c) In the event Employee's employment hereunder is terminated by Employee's death or Retirement, Employee (or Employee's legal representative in the case of death) shall be entitled to receive Base Salary and Bonus for the Term Year in which such termination occurs prorated through the date of such termination and, in the case of termination due to Employee's death, any other payments specifically provided for herein in respect of the death of Employee, and shall not be entitled to receive any other amount in respect of the Term Year in which termination occurs or in respect of any subsequent years. The prorated Base Salary shall be payable in accordance with the Company's normal payroll procedure and the prorated Bonus shall be payable in a lump sum within ninety (90) days after the end of the Term Year to which it relates.

      (d) In the event Employee's employment hereunder is terminated for Disability (as defined below), Employee or Employee's legal representative shall be entitled to receive (i) all unpaid Base Salary and Bonus for the term year in which such termination occurs prorated through the date of termination with such prorated Base Salary payable in accordance with the Company's normal payroll procedure and the prorated Bonus payable in a lump sum within ninety (90) days after the end of the Term Year to which it relates, and (ii) Adjusted Base Salary for a period of ninety (90) days following termination of employment due to Disability at the rates in effect upon the date of such termination payable in accordance with the Company's normal payroll procedure, reduced (but not below zero) by the sum of (x) all amounts paid by the Company to Employee as Base Salary prior to termination of employment for the times that Employee was unable to perform the services required of the Employee under this Agreement due to illness, accident or any other physical or mental incapacity which resulted in Employee's Disability and (y) all amounts that Employee is eligible to receive under any of the Company's standard short-term group disability insurance coverage provided pursuant to Section 10(a) hereof as a result of such illness, accident or any other physical or mental incapacity. To the extent that the Company has not reduced its payments to Employee to reflect such amount that Employee is eligible to receive under such short-term group disability coverage, Employee shall immediately remit to the Company such amount upon Employee's receipt thereof. Employee shall not be entitled to receive any other amount in respect of the Term Year in which termination occurs or in respect of any subsequent years. In lieu of terminating Employee pursuant to this Section 11(d), the Company may elect to put Employee on unpaid leave of absence for a period determined in the sole discretion of the Company, but in no event to exceed one year. If put on unpaid leave of absence, Employee shall be entitled to the same compensation to which Employee is entitled if Employee is terminated as set forth above and shall not be entitled to any further compensation except that Employee shall continue to maintain Employee's eligibility in all Company benefit plans (but only to the extent such continued eligibility is not prohibited pursuant to the terms of any such plan) provided that the Company shall have no responsibility to pay any premiums or other amounts on behalf of Employee with respect to any such plans. Notwithstanding anything contained herein to the contrary, if the Company elects to place Employee on unpaid leave of absence in lieu of terminating Employee pursuant to this Section 11(d), (i) the Company shall be entitled to subsequently terminate Employee's employment with the Company on the expiration of such leave

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of absence  without any further  monetary  obligations  to Employee and (ii) the
Company shall have no obligation to reinstate Employee to active status unless the Company determines in its sole discretion that such reinstatement is in the best interests of both the Company and Employee.

      (e) In the event this Agreement is not renewed due to the Company giving Employee notice of non-renewal pursuant to Section 2 hereof, Employee shall be entitled to receive such severance payment or any other amount with respect to the Company's non-renewal of this Agreement as if such non-renewal were termination without cause hereunder. Non-renewal by Employee shall give rise to no right to receive any severance payment hereunder.

      (f) If Employee's employment hereunder terminates for any reason during a Term Year, Employee will be paid within sixty (60) days of termination for the value of all unused vacation time which accrued during the calendar year in which such termination occurs up to the date of termination in accordance with the Company's policies.

      (g) If Employee fails to observe or perform any of Employee's duties and obligations under Sections 6(a), 6(b), 6(c), 6(d), 8 or 9 of this Agreement, Employee shall forfeit any right to payment under Section 11 of any amounts other than Base Salary prorated through the date of termination and upon the Company's demand for same, shall repay to the Company any amounts paid pursuant to Section 11 to Employee after the date of termination of Employee's employment with the Company (other than such Base Salary).

     12. Deferred Compensation.

      (a) Annual Deferred Compensation Credit. An account ("Employee's Account") will be maintained on the books and records of the Company for the purposes hereinafter provided. Subject to the exceptions set forth below, Employee's Account shall be increased each Term Year by an amount equal to the sum of the Salary Deferred Compensation Credit (as defined in the Compensation Agreement) for such Term Year, and Twenty-Five Thousand and No/100 ($25,000.00) Dollars (the "Company Deferred Compensation Credit"); provided that for the initial Term Year the Salary Deferred Compensation Credit and the Company Deferred Compensation Credit shall each be prorated based on the ratio of the number of days in the initial Term Year commencing on the Effective Date to the number of days in the calendar year in which the Effective Date falls. In the event of the termination of Employee's employment hereunder prior to the end of any Term Year for any reason other than due to (a) termination by the Company without cause as a result of Employee's position with the Company being eliminated, or (b) Employee's death, Disability or Retirement (as defined below), no credits shall be made to Employee's Account with respect to a Company Deferred Compensation Credit for such Term Year. In the event of termination of Employee's employment hereunder during any Term Year due to (a) termination by the Company without cause as a result of Employee's position with the Company being eliminated, or
(b) Employee's death, Disability or Retirement, a partial credit shall be made to Employee's Account with respect to a Company Deferred Compensation Credit for such Term Year prorated based on the ratio of the number of days in such Term Year that Employee was an employee of the Company to the number of days in the calendar year in which such termination due to death, Disability or Retirement occurs. Employee's Account shall also

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                                        9
be credited from and after the date hereof with an amount computed like interest on the credit balance of Employee's Account at the Prime Rate (as hereinafter defined). For these purposes, the Salary Deferred Compensation Credit and all interest so accrued on the credit balance of Employee's Account shall be deemed to be credited to Employee's Account as of the end of each month of each Term Year, and the Company Deferred Compensation Credit shall be deemed to be credited to Employee's Account as of December 31 of each Term Year unless Employee's employment hereunder terminates due to (a) termination by the Company without cause as a result of Employee's position with the Company being eliminated, or (b) Employee's death, Disability or Retirement, in which case the Company Deferred Compensation Credit for Employee's final year of employment shall be deemed to be credited to Employee's Account as of the last day of the month within which Employee's employment with the Company is terminated. The Company shall in all events determine (in its sole and absolute discretion) whether Employee's employment hereunder has been terminated as a result of Employee's position with the Company being eliminated. As used in this Agreement, the term "Prime Rate" means the rate publicly announced from time to time by NationsBank, N.A. (South), Atlanta, Georgia, as its "prime rate."

      (b) Vesting. The provisions of this Section 12(b) shall determine the portion of Employee's Account which is vested and eligible for payment in accordance with Section 12(c) hereof.

      (i) General Vesting Rule. Employee shall be immediately vested in the portion of Employee's Account attributable to all Salary Deferred Compensation Credits (as defined in the Compensation Agreement) and, subject to Section 12(b)(iii), interest credited with respect thereto (as determined pursuant to Section 12(a) hereof). Subject to the other provisions of this Section 12, Employee's right to the portion of Employee's Account attributable to each Company Deferred Compensation Credit and all interest credited with respect thereto (as determined pursuant to Section 12(a) hereof) will vest as follows:

                  Date:                   Total Amount Vested:

         As of December 31, 1997                   0%
         As of December 31, 1998                  10%
         As of December 31, 1999                  20%
         As of December 31, 2000                  30%
         As of December 31, 2001                  40%
         As of December 31, 2002                  50%
         As of December 31, 2003                  60%
         As of December 31, 2004                  70%
         As of December 31, 2005                  80%
         As of December 31, 2006                  90%
         As of December 31, 2007                 100%

      (ii) Termination Due to Death, Disability or Retirement. In the event of termination of Employee's employment hereunder due to death, Disability or Retirement (as defined below), then notwithstanding anything to the contrary in
Section 12(b)(i) hereof,

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



Employee, in the event of Disability or Retirement, or Employee's Beneficiary, in the event of Employee's death, shall be vested in the entire balance of Employee's Account [including any Company Deferred Compensation Credit credited to Employee's account as of the last day of the month within which Employee's employment with the Company is terminated, as provided in Section 12(a)]. For purposes hereof, Retirement shall mean Employee's resignation of employment with the Company on or after Employee's sixtieth (60th) birthday and following at least ten (10) years of full time employment with the Company.

      (iii) Termination for Cause. Upon the termination of Employee's employment hereunder for Cause (as defined in Section 14(a) hereof), notwithstanding anything to the contrary in Section 12(b)(i) hereof, Employee shall be vested in the Salary Deferred Compensation Credit in Employee's Account as of the end of the month preceding such termination or resignation but shall not be vested in any portion of the Company Deferred Compensation Credit, regardless of whether or not previously vested, or in any interest accrued on either the Salary Deferred Compensation Credit or the Company Deferred Compensation Credit.

     (iv) Termination by the Company Without Cause. If Employee's employment hereunder is terminated by the Company without cause, then notwithstanding anything to the contrary in Section 12(b)(i) hereof, Employee's right to each Company Deferred Compensation Credit and all interest credited with respect thereto (as determined pursuant to Section 12(a) hereof) will vest for the Term Year within which such termination occurs by an additional percentage equal to ten percent (10%) multiplied by a fraction, the numerator of which is the number of days in such Term Year that Employee was an employee of the Company and the denominator of which is the number of days in the calendar year in which Employee's employment hereunder is terminated by the Company. For example, if Employee's employment is terminated by the Company without cause effective as of July 2, 1999 (the 182nd day of the year), Employee would be entitled to fifteen percent (15%) of each Company Deferred Compensation Credit and all interest credited with respect thereto (calculated by adding 10% for 1998 and 182/365 of 10% for 1999).

     (v) No Further Credits. Except as otherwise expressly provided for above, upon Employee's termination of employment hereunder, no further increase in the vested balance shall be made to Employee's Account.

     (c) Payments Following Termination of Employment.

      (i) Termination. In the event of termination of Employee's employment hereunder for any reason, Employee (or, in the event of Employee's death, Employee's Beneficiary) shall receive a payment equal to the portion of the Credit Balance of Employee's Account which is vested in accordance with Section 12(b) hereof within sixty (60) days after the earlier to occur of Employee's death, or such termination of Employee's employment.

      (ii)  Forfeiture  of  Balance  of  Employee's  Account.   The  portion  of
Employee's Account which is not vested in accordance with Section 12(b) hereof following

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                                       11
termination of Employee's employment hereunder shall be forfeited and Employee shall not be entitled to any payment with respect thereto.

      (d) Beneficiary. Employee shall have the right to designate a beneficiary ("Beneficiary") under this Agreement who shall succeed to Employee's right to receive payments with respect to this Section 12 hereof in the event of Employee's death. In the event Employee fails to designate a Beneficiary or a Beneficiary dies without Employee's designation of a successor Beneficiary, then for all purposes hereunder the Beneficiary shall be Employee's estate. No designation of Beneficiary shall be valid unless in writing signed by Employee, dated and delivered to the Company. Beneficiaries may be changed by Employee without the consent of any prior Beneficiary.

     (e) Rights Unsecured; Unfunded Plan; ERISA.

      (i) The Company's obligations arising under this Section 12 hereof to pay benefits to Employee or Employee's Beneficiary constitute a mere promise by the Company to make payments in the future in accordance with the terms hereof and Employee and Employee's Beneficiary have the status of a general unsecured creditor of the Company. Neither Employee nor Employee's Beneficiary shall have any rights in or against any specific assets of the Company.

      (ii) It is the intention of the Company and Employee that the Company's obligations under this Section 12 hereof be unfunded for income tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

      (iii) The Company and  Employee  shall  treat its  obligations  under this
Section 12 hereof as maintained for a select group of management or highly compensated employees exempt from Parts 2, 3 and 4 of Title I of ERISA. The Company shall comply with the reporting and disclosure requirements of Part 1 of Title I of ERISA in accordance with U.S. Department of Labor Regulation ss.2520.104-23.

      (f) Nonassignability. The rights Employee and Employee's Beneficiary to payments pursuant to this Section 12 hereof are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance attachment, or garnishment by creditors of Employee or Employee's Beneficiary.

     13. Remedies.

      (a) Employee acknowledges and agrees that, by virtue of the duties and responsibilities attendant to Employee's employment by the Company and the special knowledge of the Company's and its Affiliates' affairs, business, clients and operations that Employee has and will have as a consequence of such employment, irreparable loss and damage will be suffered by the Company and its Affiliates if Employee should breach or violate any of the covenants and agreements contained in Sections 6, 7, 8, or 9 hereof; and Employee further acknowledges and agrees that each of such covenants is reasonably necessary to protect and preserve the Company and its Affiliates. Employee, therefore, agrees and consents that, in addition to any other remedies

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                                       12
available to it, the Company shall be entitled to specific performance by temporary as well as permanent injunction to prevent a breach or contemplated breach by Employee of any of the covenants or agreements contained in such Sections.

      (b) The existence of any claim, demand, action or cause of action that Employee may have against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants contained in Sections 6, 7, 8, or 9 hereof.

      (c) Nothing contained in this Agreement shall limit, abridge or modify the rights of the parties under applicable trade secret, trademark, copyright or patent law or under the laws of unfair competition.

      (d) In the event a court of competent jurisdiction determines that Employee has breached any of the foregoing covenants contained in Sections 6, 7, 8, or 9 hereof, Employee shall pay all costs of enforcement of the foregoing covenants, including, but not limited to, court costs and reasonable attorney's fees.

     14. Termination.

      (a) This Agreement may be terminated by the Company for "cause" upon delivery of notice of termination to Employee. As used herein, "cause" shall mean (i) fraud, dishonesty, gross negligence, willful misconduct, commission of a felony or an act of moral turpitude, or (ii) engaging in activities prohibited by Sections 6, 7, 8, or 9 hereof, or any other material breach of this Agreement.

      (b) Employee may, without cause, terminate this Agreement by giving to the Company thirty (30) days' written notice in the manner specified in Section 18 hereof and such termination shall be effective on the thirtieth (30th) day following the date of such notice or such earlier date as the Company shall specify. The Company may, without cause, terminate this Agreement by giving to Employee thirty (30) days' written notice in the manner specified in Section 18 hereof and such termination shall be effective on the thirtieth (30th) day following the date of such notice. At the option of the Company, Employee shall cease performing Employee's duties hereunder on such earlier date as the Company may specify in its notice of termination.

      (c) In the event of Employee's Disability, physical or mental, the Company shall have the right, subject to all applicable laws, including without limitation, the Americans with Disabilities Act ("ADA"), to terminate Employee's employment immediately. For purposes of this Agreement, the term "Disability" shall mean Employee's inability or expected inability (or a combination of both) to perform the services required of Employee hereunder due to illness, accident or any other physical or mental incapacity for an aggregate of ninety (90) days within any period of one hundred eighty (180) consecutive days during which this Agreement is in effect, as agreed by the parties or as determined pursuant to the next sentence. If there is a dispute between the Company and Employee or Employee's legal representative as to whether a Disability exists, then such issue shall be decided by a medical doctor selected by the Company and a medical

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mhs\prg\KRAMER5.wpd\3-11-98
doctor selected by Employee or Employee's legal representative (or, in the event that such doctors fail to agree, then in the majority opinion of such doctors and a third medical doctor chosen by such doctors). Each party shall pay all costs associated with engaging the medical doctor selected by such party and the parties shall each pay one-half (1/2) of the costs associated with engaging any third medical doctor.

      (d) In the event this Agreement is terminated, all provisions hereof relating to any actions, including those of payment or compliance with covenants, subsequent to termination shall survive such termination.

      15. Successors and Assigns. This Agreement may not be assigned by Employee. This Agreement may be assigned by the Company to any Affiliate without the consent of Employee. The provisions of this Agreement shall be binding upon Employee's heirs and legal representatives.

      16. Severability. In the event that one or more of the words, phrases, sentences, clauses, sections, subdivisions or subparagraphs contained herein shall be held invalid, this Agreement shall be construed as if such invalid portion had not been inserted, and if such invalidity shall be caused by the length of any period of time, the number or location of Clients, the size of any area, or the description of the duties of Employee set forth in any part hereof, such period of time, number or location of Clients, area, or description of duties, or any combination thereof, shall be considered to be reduced to a period, number, location, area or description which would cure such invalidity.

      17. Submission to Jurisdiction. Except as otherwise expressly provided herein, this Agreement shall be governed by and construed under the laws of the State of Georgia. Employee hereby agrees to submit to the jurisdiction of the courts of the State of Georgia and the federal courts within the State of Georgia and hereby appoints the Secretary of State of the State of Georgia as agent for the purpose of receiving service of process in respect of any proceeding in connection herewith. The parties agree that notwithstanding anything contained herein to the contrary, the Company shall have the right to bring suit against Employee for any breach or threatened breach of Sections 6, 7, 8 or 9 of this Agreement and the enforcement of Section 6 (and the related remedies provisions set forth in Section 13 of this Agreement) shall be governed by and construed under the law of the state in which such suit is brought by the Company, and Employee hereby agrees to submit to the jurisdiction of the courts of the State of Georgia and of any state within which Employee resides or is alleged to be breaching any of Sections 6 through 9 of this Agreement and the federal courts within such states, provided, however, that in any suit brought in any state for purposes of enforcing any of Employee's covenants contained in Sections 6 through 9 of this Agreement, the substantive law of the State of Georgia shall govern all provisions hereof other than Sections 6, 13 and 17 of this Agreement.

      18. Notices. Any notice to be given under this Agreement shall be given in writing and may be effected by personal delivery or by placing such in the United States certified mail, return receipt requested and addressed as set forth below, or as otherwise addressed as specified by the parties by notice given in like manner:

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                                       14

If to Company:         The Profit Recovery Group International I, Inc.
                       2300 Windy Ridge Parkway
                       Suite 100 North
                       Atlanta, Georgia  30339-8426
                       Attention: President

If to Employee:        At the address specified below Employee's signature.

      19. Required Deductions or Withholdings. All amounts payable to Employee pursuant to the Employment Agreement and Compensation Agreement shall have deducted or withheld therefrom by the Company such amount or amounts as may be required to be so deducted or withheld pursuant to applicable federal, state or local laws.

      20. Entire Agreement and Amendment. The Employment Agreement, the Compensation Agreement, the Plan and such other documents as may be referenced by such documents (the "Referenced Documents"), constitute the entire agreement of the parties hereto with respect to the subject matter hereof and, except as specifically provided herein or in the Compensation Agreement, the Plan and the Referenced Documents, supersedes all prior discussions, understandings and agreements among the parties hereto. Any such prior agreements shall, from and after the Effective Date, be null and void. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. Time is of the essence of this Agreement and each and every Section and subsection hereof.

      21. Waiver. The waiver by one party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision by the other party.

      22. Authorization. The Company represents and warrants to Employee that this Agreement has been authorized and approved by all necessary corporate actions.

      23. Affiliates. As used herein, "Affiliates" shall mean PRGX, and all entities, whether now or hereafter existing, 51% or more of the outstanding capital stock of which is owned by any combination of the Company and/or any Affiliate and which are engaged in substantially the same business as the Business of the Company regardless of the industry segment of its Clients and/or which provide services or employees to the Company or any Affiliate in connection with the operations thereof.

      24.  Counterparts.   This  Agreement  may  be  executed  in  one  or  more
counterparts, each of which shall be deemed an original and together which shall constitute one and the same instrument.

      25. Pronouns. All personal pronouns in this Agreement and the Compensation Agreement, whether used in the masculine, feminine or neuter gender shall include all other genders, and the singular shall include the plural and the plural shall include the singular.

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                                       15

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                             COMPANY:

                             THE PROFIT RECOVERY GROUP
                             INTERNATIONAL I, INC.


                             By   S/
                                 ------------------------------------
                                   David A. Brookmire, Senior Vice President-
                                 Human Resources

                             EMPLOYEE:

                                S/
                              ----------------------------------------   (SEAL)
                               Robert G. Kramer



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                                       16

                             COMPENSATION AGREEMENT


     THIS COMPENSATION AGREEMENT ("Agreement") is made this 12th day of February, 1998 effective as of October 13, 1997 (the "Effective Date"), by and between THE PROFIT RECOVERY GROUP INTERNATIONAL I, INC., a Georgia corporation (the "Company") and ROBERT G. KRAMER, a resident of the State of Florida (the "Employee").

                              W I T N E S S E T H:

     WHEREAS, the parties hereto are party to that certain Employment Agreement, dated the date hereof and effective as of the Effective Date (the "Employment Agreement") whereby the Company employs Employee as Executive Vice President and Chief Information Officer of the Company and Employee accepts such employment in accordance with the terms thereof; and

     WHEREAS, the Employment Agreement provides that the compensation payable to Employee shall be as set forth herein (any terms capitalized but not otherwise defined herein shall have the meanings given to them in the Employment Agreement).

     NOW,  THEREFORE,  in  consideration  of the  foregoing  and  of the  mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

      1. Compensation. For services rendered by Employee under the Employment Agreement during the term thereof, Employee shall be entitled to receive the following compensation, subject to the terms hereof, provided that Base Salary (as defined below) may be reviewed annually and modified by the Company in writing prior to the commencement of any Term Year and the Bonus (as defined below) may be modified in accordance with the terms hereof:

      (a) Base Salary. Two Hundred Thousand and No/100 ($200,000.00) Dollars on an annual basis ("Base Salary") shall be payable in accordance with the Company's customary payroll procedures. For purposes of this Agreement, the term "Adjusted Base Salary" shall mean and refer to the sum of Employee's Base Salary and Twenty-Five Thousand and No/100 ($25,000.00) Dollars (such Twenty-Five Thousand and No/100 ($25,000.00) Dollars, together with interest accrued thereon as hereinafter provided, is hereinafter referred to as the "Salary Deferred Compensation Credit"). Employee's Salary Deferred Compensation Credit shall not be paid to Employee but such amount shall instead be deferred and credited to Employee's Account (as defined in Section 12(a) of the Employment Agreement) as deferred compensation in accordance with Section 12 of the Employment Agreement. In the event of termination of Employee's employment under the Employment Agreement during any Term Year due to (a) termination by the Company without cause as a result of Employee's position being eliminated, or (b) Employee's death, Disability or Retirement (as such terms are defined in the Employment Agreement), a prorated portion of the Salary Deferred Compensation Credit shall be credited to

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



Employee's Account in respect of the month in which such termination occurs based upon the ratio of the number of days in such month that Employee was an Employee of the Company to the total number of calendar days in such month and no further credit shall be made for any subsequent period. In the event of termination of Employee's employment under the Employment Agreement for any reason other than as set forth in the immediately preceding sentence, no portion of the Salary Deferred Compensation Credit shall be credited to Employee's
Account in respect of the month in which such termination occurs or any subsequent period and the amount that would have otherwise been credited to Employee's Account pursuant to the immediately preceding sentence in respect of the month in which such termination occurs will instead be paid to Employee as additional Base Salary.

      (b) Bonus. An annual bonus ("Bonus") in an amount determined and payable as provided herein for each Term Year during the term of the Employment Agreement; provided, however, that Employee shall be entitled to a Bonus if certain Performance Goal Attainment Measures (as set forth in Exhibit 1 hereto) are achieved by Employee and the Company. The amount of any Bonus will depend on which Performance Goal Payout Level (as defined in Exhibit 1 hereto) Employee and the Company have attained. On the date hereof, the Performance Goal Attainment Measures and related provisions applicable to Employee hereunder are set forth in the "Incentive Summary" attached as Exhibit 1 hereto, which may be superseded by the terms of any subsequent Incentive Summary which may be prepared and delivered to Employee by the Company. Said Exhibit 1, together with the Company records referenced therein, are hereby incorporated herein by reference and any such subsequent Incentive Summary shall automatically be incorporated herein in lieu thereof upon its delivery to Employee. Notwithstanding anything contained herein to the contrary, the payment level for Employee's annual bonus for 1998 shall not be less than Employee's 1998 Threshold Percentage multiplied by Employee's Adjusted Base Salary, prorated if Employee's employment terminates prior to December 31, 1998 for any reason other than for cause. If terminated for cause during 1998, Employee shall receive no Bonus for 1998.

In the event the Effective Date is a date other than January 1, then Employee's Base Salary, Adjusted Base Salary, Salary Deferred Compensation Credit and Bonus for the initial Term Year shall be prorated based on the ratio of the number of days in the initial Term Year commencing on the Effective Date to the number of days in the calendar year in which the Effective Date falls.

     (c) Automobile Allowance. For each full month of each Term Year, Employee shall be provided an automobile allowance equal to one-twelfth (1/12) of Fourteen Thousand Six Hundred and No/100 ($14,600.00) Dollars, payable in accordance with the Company's customary procedures, which amount shall be reviewed annually and may be modified in writing prior to the commencement of any Term Year.

      2. Termination. This Agreement shall terminate effective upon termination of the Employment Agreement; provided, however, that all provisions hereof relating to any actions, including those of payment, subsequent to termination shall survive such termination.


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                                       -2-

     3. Incorporation by Reference. The provisions of the Employment Agreement are hereby incorporated herein by reference.

     4. Successors and Assigns. This Agreement may not be assigned by Employee. In the event that the Employment Agreement is assigned by the Company, this Agreement shall also be assigned to the assignee thereof.

     5.   Counterparts.   This   Agreement  may  be  executed  in  one  or  more
counterparts, each of which shall be deemed an original and together which shall constitute one and the same instrument.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                           COMPANY:

                           THE PROFIT RECOVERY GROUP
                           INTERNATIONAL I, INC.


                           By:   S/
                              ------------------------------------------
                               David A. Brookmire, Senior Vice President-
                                    Human Resources


                           EMPLOYEE:


                               S/
                           -------------------------                   (SEAL)
                           Robert G. Kramer

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                                    Exhibit 1

                          1997 PRG Executive Incentive
                                  Plan Summary

                                  Annual Payout

Objective

     o To motivate and reward outstanding performance, and to reinforce and support PRG's strategic plans and financial goals.

     o    Attract  and  retain   highly   talented   associates  by  offering  a
          competitive total compensation package.

Plan Payouts

     o Incentive awards under the plan will be based upon year-to-date adjusted base salary earnings for the period January 1, 1997 - December 31, 1997.

     o Incentive plan measurements/goals and levels of payout are shown on the attached incentive summary. Also attached are definitions for each of the measurement categories.

     o One-fifth of the payout is attributable to meeting each of the four quarters' goals in each category of measurement, and one-fifth is attributable to meeting the annual goals for each category of measurement.

     o Incentive payments will be paid within 60 days following the end of the fiscal year. Participants must be actively employed in order to receive awards. Exceptions may be made in terminations due to retirement, disability, or death.

     o Participants must have satisfactory performance at the time payments are made to be eligible. Participants on performance plans are not eligible to receive payments.

Part-Year Participation

     o If an associate becomes eligible for the PRG Executive Incentive Plan after January 1, 1997, he/she may be eligible for a prorated payout based on the date of entry into the Plan.

     o Prorated payouts will be based on year-to-date base salary earnings from the date of entry into the Plan.



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



Management of the Plan

     o    The plan is effective from January 1, 1997 through December 31, 1997.

     o Overall responsibility for the plan resides with the Chairman and Chief Executive Officer, Chief Financial Officer, and Senior Vice
          President Human Resources, and payments are subject to Board of Directors' approval.

     o Management reserves the right to amend the plan, with regard to participation, procedures, awards and any other provisions. This includes revision of financial targets in the event of business or organizational change deemed to warrant such action.



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



                    1997 Incentive Plan Measures - Executive
                            Definitions of Categories


A) EPS - Earnings per share of PRGX as recorded in quarterly/annual consolidated financial statements reported in the Company's quarterly 10Q and annual 10K. Measurements will be quarterly based upon threshold, target, and stretch quarterly goals, however, payouts on EPS will only be annual.

B) Function Expenses - In order to control expenses, this ties to cost center budgets. Target achievement is measured on a quarterly basis, however, year end will have threshold, target, and stretch achievement levels.

         If expenses are at/under budget each quarter, 20% of target bonus is paid. At the end of the year, if at/under budget for:

                           2 quarters       Threshold level is met
                           3 quarters       Target level is met
                           4 quarters       Stretch level is met

         All bonus payments relating to Function Expenses will be made annually.


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




                                  Attachment A


                                Robert G. Kramer


                             1997 Incentive Summary:


                                  Payout Levels
               (expressed as a percentage of Adjusted Base Salary)

                              Threshold         10%
                              Target            25%
                              Stretch           40%


                            Goal Attainment Measures


                         Qtrly EPS                 75%
                         Qtrly Function Expenses   25%
                         (Information Services)


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





              DESCRIPTION OF 1998 COMPENSATION ARRANGEMENT BETWEEN
                       MR. ROBERT G. KRAMER AND REGISTRANT

         The following describes certain compensation arrangements between the Registrant and Mr. Kramer for calendar year 1998.

         The Company has entered into an employment agreement with Mr. Kramer that currently expires October 12, 1998. The employment agreement provides for automatic one-year renewals upon the expiration of each year of employment, subject to prior notice of nonrenewal by the Board of Directors. For 1998, the Compensation Committee of the Board of Directors (the "Compensation Committee") maintained Mr. Kramer's annual base salary at $225,000. Pursuant to Mr. Kramer's employment agreement, for 1998, he will receive a bonus of up to 40% of his base salary based in part upon the Company's performance for 1998. Beginning in 1998, the Compensation Committee has determined that the Company will make annual contributions in the amount of $25,000 per year to a deferred compensation program for Mr. Kramer, which amounts will vest over a ten-year period at 10% per year. Mr. Kramer will be entitled to receive his deferred compensation upon termination of his employment for any reason, other than for cause, including death or disability. The Company has also agreed to provide Mr. Kramer with certain other personal benefits. Upon termination, other than for cause or by voluntary resignation, Mr. Kramer will receive severance payments equal to 6 months' base salary and certain other personal benefits. Mr. Kramer has agreed not to compete with the Company or to solicit any clients or employees of the Company for a period of 18 months following termination of his employment.